Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-144884 on Form S-1 of our report dated December 1, 2011 relating to the consolidated financial statements of AIM SERVICES Co., Ltd. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) that accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America as discussed in Note 16 and (2) that the audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and such translation has been made in conformity with the basis stated in Note 1), appearing in the Annual Report on Form 10-K of ARAMARK Corporation and subsidiaries for the year ended September 30, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

December 21, 2011